von Brisen, Purtell & Roper, s.c.
                                                  Attorneys at Law

First National Bank Building
Suite 1000
735 North Water Street
P. O. Box 3262
Milwaukee, Wisconsin 53201-3262

Telephone 414-273-7000
Facsimile 414-273-7897

June 20, 2001

VIA E-MAIL AND FEDERAL EXPRESS
------------------------------
The Board of Directors
Modine Manufacturing Company
1500 DeKoven Avenue
Racine, WI  53403-2552

Gentlemen:

This firm is counsel for Modine Manufacturing Company (the "Company"), which is the registrant in a Registration Statement under the Securities Act of 1933 on Form S-8, dated June 20, 2001, relating to the registration of 50,000 shares of the Company's common stock, $0.625 par value per share (the "Shares"), to be offered and sold pursuant to the Modine Manufacturing Company Deferred Compensation Plan (the "Plan").

As counsel, we are familiar with the actions taken by the Company in connection with the authorization of the Shares. We are also familiar with the actions taken by the Company in connection with the establishment of the Plan. We have examined such records and other documents as we have deemed necessary for the opinions hereinafter expressed.

Based upon the foregoing, and having regard to legal considerations that we deem relevant, we are of the opinion that the Shares, described in the Registration Statement, will be, when sold, legally issued by the Company, fully paid and non-assessable, except to the extent provided in 180.0622(2)(b) of the Wisconsin Statutes, which provides, in part, that shareholders of a Wisconsin corporation are personally liable to an amount equal to the par value of shares owned by them for all debts owing to employees of the corporation for services performed for such corporation, but not exceeding six months service in any one case. We are also of the opinion that the written documents constituting the Plan, as amended through the date of this letter, comply with the requirements of the Employee Retirement Income Security Act of 1974 ("ERISA") pertaining to such provisions.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.

Very truly yours,

von BRIESEN, PURTELL & ROPER, s.c.
s/von Briesen, Purtell & Roper, s.c.